Exhibit 99.2
ChargePoint Announces Executive Leadership Changes

Campbell, Calif. – November 16th, 2023 – ChargePoint (NYSE:CHPT), a leading provider of networked charging solutions for electric vehicles, has appointed Rick Wilmer as its new President and Chief Executive Officer, effective November 16, 2023. In conjunction with the appointment, Mr. Wilmer has joined the ChargePoint Board of Directors. .
Since joining ChargePoint as Chief Operating Officer in July 2022, Mr. Wilmer has been responsible for Product Management, Development, Engineering, Manufacturing and Supply Chain, as well as Customer Experience. Prior to ChargePoint, Mr. Wilmer’s career spanned more than 30 years in global technology, operations and customer support. He brings business and financial acumen to ChargePoint from his prior leadership roles, including the position of CEO at Pliant Technology, Leyden Energy, Mojo Networks and Chowbotics.
“I am honored to be appointed CEO, and I am excited to guide ChargePoint into our next chapter of growth and evolution.” said Mr. Wilmer. “I look forward to working with our amazing employees, customers and partners to make a positive difference for them and the planet we all share.”
Wilmer succeeds Pasquale Romano, who has served as ChargePoint’s CEO since 2011. Mr. Romano will remain as an advisor to ensure a seamless transition. ChargePoint also announced that Chief Financial Officer Rex Jackson has departed the company, effective today. Mansi Khetani, who is currently ChargePoint’s Senior Vice President of Financial Planning and Analysis, has been named interim CFO and ChargePoint will commence a search to identify a permanent candidate.
Bruce Chizen, Chairman of the Board of Directors, said “On behalf of the ChargePoint Board of Directors, we thank Mr. Romano and Mr. Jackson for their incredible contributions, and wish them the best in their future endeavors. We are fortunate to have Mr. Wilmer as a seasoned executive with a track record of success at ChargePoint to usher the company into its next chapter of growth.”
About ChargePoint Holdings, Inc.
ChargePoint is creating a new fueling network to move people and goods on electricity. Since 2007, ChargePoint has been committed to making it easy for businesses and drivers to go electric with one of the largest EV charging networks and a comprehensive portfolio of charging solutions. The ChargePoint cloud subscription platform and software-defined charging hardware are designed to include options for every charging scenario from home and multifamily to workplace, parking, hospitality, retail and transport fleets of all types. Today, one ChargePoint account provides access to hundreds of thousands of places to charge in North America and Europe. For more information, visit the ChargePoint pressroom, the ChargePoint Investor Relations site, or contact the ChargePoint North American or European press offices or Investor Relations.
ChargePoint
John Paolo Canton
Vice President, Communications
JP.Canton@chargepoint.com

AJ Gosselin
Director, Corporate Communications
AJ.Gosselin@chargepoint.com
media@chargepoint.com

Patrick Hamer
Vice President, Capital Markets and Investor Relations
Patrick.Hamer@chargepoint.com
investors@chargepoint.com
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